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                              EMPLOYMENT AGREEMENT


          This Employment Agreement (the "Agreement") is made and entered into as of October 1, 1997, by and between EarthShell Container Corporation, a Delaware corporation with its principal office located in Santa Barbara, California (the "Company"), and Simon K. Hodson, an individual ("Mr. Hodson").

                                   AGREEMENT

          1. SERVICES PROVIDED TO THE COMPANY. Mr. Hodson is hereby employed by the Company as its Chief Executive Officer and, after October 15, 1997, as its President, and Mr. Hodson hereby agrees to such employment.

               (a) CHIEF EXECUTIVE OFFICER. In his capacity as Chief Executive Officer and President, Mr. Hodson shall have such duties, responsibilities and authority with respect to the business and affairs of the Company as are consistent with the nature of such offices. During the term of this Agreement, Employee shall devote substantially all of his regular working hours to the business and welfare of the Company and its subsidiaries in the capacity of Chief Executive Officer and President of the Company. Mr. Hodson shall provide the Company with the benefit of his best judgment and efforts in performing his duties hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that Mr. Hodson will serve as a Manager and as the President and Chief Operating Officer of E. Khashoggi Industries, LLC, a Delaware limited liability company ("EKI"), and is expected to continue to serve in such capacity or in similar capacities during the term of this Agreement. In addition, Mr. Hodson serves as a director, manager and/or officer of certain of EKI's affiliated entities (such affiliated entities other than the Company are referred to herein collectively as the "EKI Affiliates"). It is expected the Mr. Hodson will continue to serve in such capacity or similar capacities during the term of this Agreement. Mr. Hodson may also spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and, subject to the limitations set forth in Section 6 of this Agreement, may make personal investments or conduct private business affairs to the extent that such activities do not materially interfere with the services required under this Agreement.

               (b) BOARD OF DIRECTORS. It is currently contemplated by the parties that, during the term of this Agreement, Mr. Hodson shall serve as a director of the Company. Upon the expiration of this Agreement or its earlier termination pursuant to Section 5, Mr. Hodson shall continue to serve his then remaining term as a director of the Company.

          2. TERM. Unless earlier terminated pursuant to Section 5 hereof, Mr. Hodson shall be employed by the Company pursuant to this Agreement for a term (the "Term") beginning on the date of this Agreement and continuing through to and terminating at the close of business on the second anniversary of the date hereof. At the Company's option, this Agreement may be renewed for an additional one year term with such option to be exercised by written notice to Mr. Hodson by no later than July 31, 2000.

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          3.   COMPENSATION TO MR. HODSON.  During the term of this Agreement, the Company shall pay to Mr. Hodson compensation consisting of an annual base salary equal to $500,000 per annum, payable on such basis as is the normal payment pattern of the Company, not to be less frequently than monthly. Mr. Hodson may also be entitled to receive (i) an annual bonus, the amount of which shall be determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") in its sole discretion, and (ii) options or other rights to acquire the Company's common stock pursuant to the Company's 1995 Stock Incentive Plan, under such terms and conditions as are determined by the Stock Option Committee (the "Option Committee") of the Board in its sole discretion. In making such determinations, the Compensation Committee and Option Committee shall consider, among other things, the annual financial results of the Company.

          4. OTHER BENEFITS. The Company shall provide to Mr. Hodson each of the following benefits:

               (a) BUSINESS EXPENSES. The Company shall pay or reimburse Mr. Hodson for any reasonable out-of-pocket expenses incurred by Mr. Hodson in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies. Such reimbursement shall be made by the Company within 30 days after receipt of a statement therefor from Mr. Hodson setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses.

               (b) INSURANCE COVERAGE AND BENEFITS. During the term of this Agreement, the Company shall provide Mr. Hodson, at the Company's expense, coverage under the major medical, hospitalization, disability and other insurance programs maintained by the Company for its officers generally, or if none is made for its officers generally, its employees generally. In addition, Mr. Hodson shall receive during the term of this Agreement all other Company-provided benefits, including vacation and sick pay benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally.

          5. TERMINATION. Mr. Hodson's employment hereunder may be terminated at any time by the Company in its sole discretion upon written notice to Mr. Hodson. In such event, Mr. Hodson shall not be entitled to any severance pay or any additional compensation and all payments and benefits due Mr. Hodson hereunder shall cease upon termination of Mr. Hodson's employment pursuant to this Section 5.

          6.   NONCOMPETITION COVENANT.

               (a) During the term of this Agreement, Mr. Hodson shall not, directly or indirectly, in any capacity (whether as an individual, promoter, proprietor, investor, general partner, joint venturer, employee, agent, consultant, director, officer, manager, stockholder or otherwise) work for, act as a consultant or adviser to, own any interest in, or otherwise be connected in any manner with the ownership, management, operation or control of (collectively


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"Associated With"), any person or entity that is involved in the production, sale, use or commercialization of Food Service Disposables (as defined in the Amended and Restated License Agreement dated as of February 28, 1995 by and between the Company and EKI's predecessor, and any and all amendments thereto entered into prior to the termination of this Agreement) or that is otherwise in direct competition with the business of the Company or its subsidiaries. Mr. Hodson acknowledges that the Company's products are marketed internationally and that its business plans include marketing throughout the entire world. Accordingly the restrictions in this Section 6 shall extend to such businesses in any part of the world. Notwithstanding the foregoing provisions, the Company and Mr. Hodson hereby acknowledge that Mr. Hodson is a manager and officer, of and has a beneficial ownership interest, in EKI and certain of the EKI Affiliates. The parties hereto acknowledge that this Agreement is not intended to prevent Mr. Hodson from rendering services to, or receiving compensation from, EKI and the EKI Affiliates, either during the term of this Agreement (consistent with Mr. Hodson's obligations pursuant to Section 1 above) or thereafter.

               (b)  Nothing in this Section 6 shall restrict Mr. Hodson from
(i) continuing to own a beneficial interest in EKI or the EKI Affiliates, or
(ii) owning not more than 1% of the outstanding shares of any class of securities in any entity.

               (c) The covenants and agreements contained in this Section 6 shall be deemed to be a series of separate covenants and agreements, one for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company's business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum geographical area and to the maximum extent enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision thereof.

          7. OTHER ACTIVITIES. The parties acknowledge that the Company has no interest in, or claim to, any compensation or profits received, or to be received, by Mr. Hodson as a result of his performance of services for, or involvement with, EKI or the EKI Affiliates, nor shall it have any claim to any of their properties or assets, including, without limitation, any patents, trade secrets or other intellectual property rights developed or created by Mr. Hodson, either jointly or individually, on behalf of, or for the benefit of, EKI and/or the EKI Affiliates during the term of this Agreement, except as otherwise may be expressly set forth in any written agreement between EKI and/or the EKI Affiliates, on the one hand, and the Company or its subsidiaries, on the other hand.

          8. CONFIDENTIAL AND PROPRIETARY INFORMATION. Mr. Hodson has previously executed a non-disclosure agreement with respect to EKI, the Company and their respective affiliated entities. Nothing herein shall be construed to alter or modify Mr. Hodson's obligations or duties under such non-disclosure agreement.


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          9.   GENERAL PROVISIONS.

               (a) NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

          If to the Company, to:   EarthShell Corporation
                                   800 Miramonte Drive
                                   Santa Barbara, California 93109
                                   Attention:  Chairman of the Board

          If to Mr. Hodson, to:    Simon K. Hodson
                                   c/o EarthShell Corporation
                                   800 Miramonte Drive
                                   Santa Barbara, California 93109

               (b) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Mr. Hodson and his heirs and legal representatives. This Agreement is personal to Mr. Hodson and shall not be assignable by Mr. Hodson.

               (c) WAIVER OF BREACH. The waiver by the Company or Mr. Hodson of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.


               (d) ENTIRE AGREEMENT/AMENDMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement. Any amendment to this Agreement must be approved by the Conflicts Committee of the Company's Board of Directors, and, if appropriate, by the Compensation Committee of the Company's Board of Directors.

               (e) APPLICABLE LAW. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

               (f) SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without


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affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

               (g) COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                   EARTHSHELL CONTAINER CORPORATION,
                                   a Delaware corporation



                                   By:  /s/ Essam Khashoggi
                                      -------------------------------
                                   Title: Chairman of the Board
                                         ----------------------------


                                   SIMON K. HODSON

                                   /s/ Simon K. Hodson
                                   ----------------------------------


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